Exhibit 2.3

FORM OF

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is entered into as of                     , 2011, by and among  Home Loan Center, Inc., a California corporation (“HLC Inc.”), HLC Escrow, Inc., a California corporation (“HLC Escrow”, and together with HLC Inc., “Sellers”, and each a “Seller”), LendingTree, LLC, a Delaware limited liability company (“LendingTree”), and Tree.com, Inc., a Delaware corporation (“Parent”, and together with Sellers and LendingTree, “Seller Parties”, and each a “Seller Party”), and Discover Bank, a Delaware banking corporation (“Buyer”).

RECITALS

WHEREAS, Seller Parties and Buyer are parties to that certain Asset Purchase Agreement, dated as of May 12, 2011 (the “Asset Purchase Agreement”), pursuant to which Seller Parties have agreed to sell, and Buyer has agreed to purchase, certain assets of Seller Parties; and

WHEREAS, pursuant to the Asset Purchase Agreement, Seller Parties desire to sell, transfer, convey and deliver to Buyer all of Seller’s right, title and interest in and to the tangible Acquired Assets (the “Purchased Tangible Assets”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Asset Purchase Agreement.

2.             Sale.  Effective as of 11:59 p.m. Los Angeles time on the date hereof (the “Closing”), Seller Parties do hereby irrevocably sell, transfer, convey and deliver to Buyer all of their right, title and interest in and to the Purchased Tangible Assets.  Effective as of the Closing, Buyer hereby purchases, acquires and accepts from the Seller Parties, the Purchased Tangible Assets.

3.             Terms of the Asset Purchase Agreement.  This Bill of Sale is made in accordance with and is subject to all the terms, representations, warranties, covenants, agreements and limitations set forth in the Asset Purchase Agreement.  The execution and delivery of this Bill of Sale by the parties hereto shall not in any way limit the rights and obligations, nor expand the representations, warranties, rights or obligations, of the parties under the Asset Purchase Agreement.  In the event of any conflict between the terms of this Bill of Sale and the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

4.             Further Assurances.  At any time and from time to time after the Closing, at Buyer’s request and without further consideration, Seller Parties shall, and shall cause their controlled Affiliates to, execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Tangible Assets.

5.             Modification.  No provision of this Bill of Sale may be amended, supplemented or otherwise modified except by a written agreement mutually executed by the parties hereto.

6.             Governing Law; Dispute Resolution.  This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of law principles.  All disputes, controversies and claims between the parties hereto, arising out of or relating to this Agreement, shall be resolved in accordance with Section 12.9 of the Asset Purchase Agreement.

7.             Execution of Bill of Sale.  This Bill of Sale may be executed in two or more counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment.  Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes.  All such counterparts shall together constitute one and the same instrument and shall become binding when two or more counterparts have been signed by each of the parties hereto and delivered to each other party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be entered into as of the date first written above.

Discover Bank

By:
Name:
Title:

Home Loan Center, Inc.

By:
Name: David Norris
Title: President

Tree.com, Inc.

By:
Name:	Douglas Lebda
Title:	Chairman of the Board and
Chief Executive Officer

HLC Escrow, Inc.

By:
Name: David Norris
Title: President

LendingTree, LLC

By:
Name: Douglas Lebda
Title: President and Director

[Signature Page to Bill of Sale]